Exhibit 2.1

CERTAIN CONFIDENTIAL INFORMATION (MARKED BY BRACKETS AS “[***]”) HAS BEEN

EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD

BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

EXECUTION VERSION

Deed of Amendment,

Consent & Covenant:

CMPL Share Sale Agreement

Dated November 22, 2022

Metals Acquisition Corp (“Buyer Guarantor”)

Metals Acquisition Limited (“Re-Domiciled Buyer Guarantor”)

Glencore Operations Australia Pty Limited (“Seller”)

Metals Acquisition Corp. (Australia) Pty Ltd (“Buyer”)

Deed of Amendment, Consent & Covenant: CMPL Share Sale Agreement

Details

Parties
Buyer Guarantor	Name	Metals Acquisition Corp

	Cayman Islands Registration Number	372802

	Address	Century House, Ground Floor, Cricket Square, P.O. Box 2238, Grand Cayman KY1-1107, Cayman Islands

	Attention	Michael McMullen (CEO & Director)
Re-Domiciled Buyer Guarantor	Name	Metals Acquisition Limited

	Jersey Registration Number	144625

	Address	Century House, Ground Floor, Cricket Square, P.O. Box 2238, Grand Cayman KY1-1107, Cayman Islands

	Attention	Michael McMullen (CEO & Director)
Seller	Name	Glencore Operations Australia Pty Limited

	ACN	128 115 140

	Address	Level 44 Gateway, 1 Macquarie Place Sydney NSW 2000

	Attention	[***]
Buyer	Name	Metals Acquisition Corp. (Australia) Pty Ltd

	ACN	657 799 758

	Address	Century House, Ground Floor, Cricket Square, P.O. Box 2238, Grand Cayman KY1-1107, Cayman Islands

	Attention	Michael McMullen (Director)

Recitals	A	The Buyer Guarantor, Seller and Buyer are party to the Share Sale Agreement.

	B	The Share Sale Agreement contemplates at clause 6.10 that the Buyer Guarantor may undertake a Re-Domiciliation with the consent of the Seller and subject to certain agreed conditions, including that the Re-Domiciled Buyer Guarantor covenants to be bound by, observe and duly perform the terms and conditions of the Share Sale Agreement as if it were the Buyer Guarantor.

	C	The Buyer Guarantor is proposing to undertake a Re-Domiciliation whereby the Buyer Guarantor merges with and is subsumed by the Re-Domiciled Buyer Guarantor in accordance with Jersey law and pursuant to the Merger Implementation Agreement (the “Proposed Re-Domiciliation”).

	D	By this Deed:

• the Seller consents to the Proposed Re-Domiciliation;

• the Re-Domiciled Buyer Guarantor acknowledges and confirms that upon the Proposed Re-Domiciliation taking effect the Buyer Guarantor’s rights, liabilities, obligations in the Share Sale Agreement will by Jersey law become rights, liabilities, obligations of the Re-Domiciled Buyer Guarantor; and

• the parties agree to amend the Share Sale Agreement to provide for matters concerning the Proposed Re-Domiciliation and the Consideration Structure Amendments among certain other things, subject to the terms and conditions of this Deed.
Date of this Deed	See Signing page

Deed of Amendment, Consent & Covenant: CMPL Share Sale Agreement

General terms

1	Defined terms and interpretation

1.1	Defined terms

In this Deed the following definitions apply unless the context requires otherwise:

Business Day means a day (other than a Saturday, Sunday or public holiday) on which banks are open for general banking business in Sydney, New South Wales.

Consideration Structure Amendments means the amendments to the Share Sale Agreement specified in clause 5.5.

Continuing Parties means each of the Re-Domiciled Buyer Guarantor, Seller and Buyer.

Effective Time has the meaning given in clause 3.

Indemnified Parties means the Seller, its Related Bodies Corporate and any of their directors, officers and employees.

Merger Implementation Agreement means the document titled “Merger Implementation Agreement” between the Buyer Guarantor and the Re-Domiciled Buyer Guarantor dated after the date of this Deed governing the Proposed Re-Domiciliation.

Offer means any offering of securities in the Re-Domiciled Buyer Guarantor or its Related Bodies Corporate in connection with the Transaction.

Offer Document means any offer document, proxy statement (including any Form F-4 Registration Statement and any documents which are supplementary or ancillary to it), prospectus, disclosure document or equivalent document prepared, filed and/or lodged with the SEC, a Government Agency and/or any stock exchange in connection with the Transaction (or which otherwise relates to, or is ancillary to, the Transaction).

Proposed Re-Domiciliation has the meaning given in paragraph C of the Recitals.

Share Sale Agreement means the document titled “CMPL Share Sale Agreement” between the Seller, Buyer and Buyer Guarantor dated 17 March 2022.

Subsumed Rights and Interests has the meaning given to that term in clause 4.1.

Transaction Document means any document that the Buyer Guarantor or the Re-Domiciled Buyer Guarantor is a party to, or is proposed to be a party to, in connection with the Transaction, including but not limited to the Share Sale Agreement, Royalty Deed, the Registration Rights Agreement and the Transitional Services Agreement and any other agreement or document that the parties agree is a Transaction Document for the purposes of this Deed.

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1.2	Terms defined in the Share Sale Agreement

Any capitalised term in this Deed that is not otherwise defined in clause 1.1 has the meaning given to that term in the Share Sale Agreement unless the context otherwise requires, including Completion, Re-Domiciliation, Registration Rights Agreement, Royalty Deed, Transaction and Transitional Services Agreement.

1.3	Interpretation of this Deed

Headings are for convenience only and do not affect interpretation. The following rules apply unless the context requires otherwise:

(a)	the singular includes the plural, and the converse also applies;

(b)	a gender includes all genders;

(c)	if a word or phrase is defined, its other grammatical forms have a corresponding meaning;

(d)	a reference to a person includes a corporation, trust, partnership, unincorporated body or other entity, whether or not it comprises a separate legal entity;

(e)	a reference to a time of day is a reference to Sydney, Australia time;

(f)	a reference to “law” includes common law, principles of equity and legislation (including regulations);

(g)	a reference to legislation includes regulations and other instruments under it and any variation or replacement of any of them;

(h)	a reference to a clause is a reference to a clause of this Deed;

(i)	a reference to an agreement or document (including a reference to this Deed or the Share Sale Agreement) is to the agreement or document as amended, supplemented, novated or replaced, except to the extent prohibited by this Deed or that other agreement or document, and includes the recitals, schedules, and annexures to that agreement or document; and

(j)	a reference to a party to this Deed or another agreement or document includes the party's successors, permitted substitutes and permitted assigns.

2	Consents

2.1	Consent to Proposed Re-Domiciliation

For the purposes of clause 6.10 of the Share Sale Agreement, the Seller consents to the Buyer Guarantor undertaking the Proposed Re-Domiciliation on the terms and conditions of this Deed.

2.2	Consent to lesser Financial Information

In connection with, and in consideration of the Seller’s consent to, the Proposed Re-Domiciliation, the Buyer consents to the Seller’s obligation to provide certain financial information required by Item 2.3 of Schedule 10 to the Share Sale Agreement being amended in the manner contemplated by clause 5.1 of this Deed.

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3	Proposed Re-Domiciliation

The parties acknowledge and agree that, in accordance with the Merger Implementation Agreement, completion of the Proposed Re-Domiciliation will occur upon the date that the last entry on the register is made by the Jersey Registry in relation to the merger as contemplated per Article 127FM(2)(b) of the Companies (Jersey) Law 1991 (the “Effective Time”).

4	Assumption

4.1	Subsumed Rights and Interests

(a)	The Re-Domiciled Buyer Guarantor acknowledges and confirms that with effect on and from the Effective Time all of the Buyer Guarantor’s rights, liabilities and obligations under or in connection with the Share Sale Agreement and this Deed (Subsumed Rights and Interests) will be subsumed by the Re-Domiciled Buyer Guarantor in accordance with applicable law.

(b)	To the extent that the Subsumed Rights and Interests are not subsumed in accordance with applicable law or under clause 4.1(a), with effect on and from the Effective Time, the Re-Domiciled Buyer Guarantor:

(i)	will enjoy all of the benefit of the Subsumed Rights and Interests; and

(ii)	hereby covenants to the Seller and the Buyer that the Re-Domiciled Buyer Guarantor will be bound by, assume, observe, comply with and perform all Subsumed Rights and Interests, whether arising before, on or after the Effective Time, and undertakes to discharge those Subsumed Rights and Interests as and when required under the Share Sale Agreement or at law.

4.2	Effect of Re-Domiciliation

With effect on and from the Effective Time:

(a)	references to the Buyer Guarantor in:

(i)	clause 15.1 of the Share Sale Agreement will:

(A)	continue to be read as references to the Buyer Guarantor in respect of any representation and warranty given as at the date of the Share Sale Agreement; and

(B)	be read as references to the Re-Domiciled Buyer Guarantor in respect of any representation and warranty given as at the date of Completion; and

(ii)	all provisions of the Share Sale Agreement not dealt with by clause 4.2(a)(i) of this Deed will be read as references to the Re-Domiciled Buyer Guarantor;

(b)	references to the Buyer Guarantor in any Transaction Document will be read as a reference to the Re-Domiciled Buyer Guarantor and, to the extent a Transaction Document has not been executed prior to the Effective Time, the parties agree and undertake to update the Transaction Document to refer directly to the Re-Domiciled Buyer Guarantor prior to execution of the relevant Transaction Document;

Deed of Amendment, Consent & Covenant: CMPL Share Sale Agreement	6

(c)	each Buyer Guarantor Ordinary Share issued and outstanding immediately prior to the Effective Time (other than Buyer Guarantor Ordinary Shares subject to the Buyer Guarantor Shareholder Redemption) will be converted into, and the holders of Buyer Guarantor Ordinary Shares shall be entitled to receive for each Buyer Guarantor Ordinary Share, one Re-Domiciled Share. All such Buyer Guarantor Ordinary Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and accordingly, references to Buyer Guarantor Ordinary Shares, Buyer Guarantor Class A Shares and Buyer Guarantor Class B Shares in any Transaction Document will, with effect on and from the Effective Time, be read as references to the Re-Domiciled Shares; and

(d)	notices to the Re-Domiciled Buyer Guarantor under the Share Sale Agreement and any Transaction Document will be provided to the Re-Domiciled Buyer Guarantor in accordance with the details specified in this Deed.

5	Specific Amendments

5.1	Financial Information

With effect on and from the date of this Deed, the Share Sale Agreement is amended, and the parties are bound by the Share Sale Agreement as amended by this clause, by deleting Item 2.3 of Schedule 10 and replacing it with the following:

“The Seller shall (x) as soon as reasonably practicable after the date of this document, deliver to Buyer (i) the balance sheets of the Company as of 31 December 2020 and 31 December 2021, and the related consolidated statements of income and comprehensive income, shareholders’ equity and cash flows for the years then ended, together with the auditor’s reports thereon, in each case, prepared in accordance with international financial reporting standards as issued by the International Accounting Standards Board and audited in accordance with Public Company Accounting Oversight Board auditing standards and (ii) the unaudited balance sheets of the Company as of 30 June 2021 and 30 June 2022, and the related consolidated statements of income and comprehensive income, shareholders’ equity and cash flows for the six-month periods then ended, in each case, prepared in accordance with international financial reporting standards as issued by the International Accounting Standards Board and (y) from the date hereof through the Completion Date, any other financial or related information reasonably necessary for Buyer Guarantor to produce the pro forma financial statements and to otherwise comply with the requirements of Regulation S-X and the rules and regulations of the SEC (as interpreted by the staff of the SEC).”

5.2	Buyer Guarantor Warranties

With effect on and from the date of this Deed, the Share Sale Agreement is amended, and the parties are bound by the Share Sale Agreement as amended by this clause, by:

(a)	amending Clause 15.1(v) by inserting the words “prior to the occurrence of the Re-Domiciliation” immediately after “the share capital of Buyer Guarantor”; and

(b)	deleting Clause 15.1(aa) and replacing it with:

“upon occurrence of the Re-Domiciliation, all Buyer Guarantor Class B Shares will convert to Re-Domiciled Shares on a one-for-one basis without any anti-dilution adjustment;”

Deed of Amendment, Consent & Covenant: CMPL Share Sale Agreement	7

(c)	inserting a new Clause 15.1(aai) immediately after clause 15.1(aa), as follows:

“the share capital of the Re-Domiciled Buyer Guarantor following the Re-Domiciliation and immediately before Completion will consist of 221,000,000 shares, including (i) 220,000,000 Re-Domiciled Buyer Guarantor ordinary shares with a par value of US$0.0001 each and (ii) 1,000,000 Re-Domiciled Buyer Guarantor preference shares, with a par value of US$0.0001 each, of which (A) 33,143,475 Re-Domiciled Buyer Guarantor Ordinary Shares will be issued and outstanding and (B) no Re-Domiciled Buyer Guarantor preference shares will be issued and outstanding. The Re-Domiciled Buyer Guarantor will issue (or assume from Buyer Guarantor as part of the Re-Domiciliation) 14,373,564 Re-Domiciled Buyer Guarantor Warrants that entitle the holders to purchase Re-Domiciled Buyer Guarantor ordinary shares at an exercise price of $11.50 per share on the terms and conditions set forth in the applicable warrant agreement. All of the issued and outstanding Re-Domiciled Buyer Guarantor ordinary shares and Re-Domiciled Buyer Guarantor warrants (i) will have been duly authorized and validly issued and will be fully paid and non-assessable, (ii) will have been issued in compliance in all material respects with applicable law, and (iii) will not have been issued in breach or violation of any pre-emptive rights or contract;”

5.3	Re-Domiciled and Rollover Shares

With effect on and from the date of this Deed, the Share Sale Agreement is amended, and the parties are bound by the Share Sale Agreement as amended by this clause, by:

(a)	deleting the definition of “Rollover Shares” in clause 1.1 and replacing it with the following:

“Rollover Shares means, if applicable, the ordinary shares, par value US$[0.0001] per share, of the Re-Domiciled Buyer Guarantor, to be issued to the Seller under clause 8.4.”

(b)	inserting the following new definition into clause 1.1:

“Re-Domiciled Shares means the ordinary shares, par value US$[0.0001] per share, of the Re-Domiciled Buyer Guarantor.”

(c)	amending item (d) of clause 2.1 by deleting the reference to “Buyer Guarantor Class A Shares” and replacing it with “Re-Domiciled Shares”.

5.4	Buyer Guarantor Shareholder Matters

With effect on and from the date of this Deed, the Share Sale Agreement is amended, and the parties are bound by the Share Sale Agreement as amended by this clause, by deleting Clause (B) of Item 2.2(a) of Schedule 10 and replacing it with the following:

“(B) soliciting proxies from holders of Buyer Guarantor Class A Shares to vote at the Extraordinary General Meeting, as adjourned or postponed, in favour of: (1) the adoption of this document and approval of the Transactions; (2) the approval of the Re-Domiciliation and any documents entered into in connection therewith; (3) the issuance of Re-Domiciled Shares and Rollover Shares in connection with the Transactions to the extent required under NYSE listing requirements; (4) any other proposals that either the SEC or NYSE (or the respective staff members thereof) indicates is necessary in its comments to the Proxy Statement or in correspondence related thereto; and (5) any other proposals the Parties agree are necessary or desirable to consummate the Transactions (clauses (1) through (5), collectively, the “Buyer Guarantor Shareholder Matters”).”

Deed of Amendment, Consent & Covenant: CMPL Share Sale Agreement	8

5.5	Consideration Structure Amendments

With effect on and from the date of this Deed, the Share Sale Agreement is amended, and the parties are bound by the Share Sale Agreement as amended by this clause, by:

(a)	deleting the definition of “Cash Consideration” in clause 1.1 and replacing it with the following:

“Initial Cash Consideration means:

(a)	the Estimated Purchase Price; minus

(b)	the Rollover Aggregate Amount (if applicable); minus

(c)	the Deferred Cash Consideration.”

(b)	inserting the following new definitions into clause 1.1:

“ASX Cash Consideration” means the amount (in US$) equal to the lesser of:

(a)	US$75,000,000; and

(b)	50% of the ASX Proceeds (as defined in clause 10A).

“Deferred Cash Consideration means US$225,000,000.”

"First Copper Price Cash Consideration means US$75,000,000.

“First Deferred Payment Balance means the amount, from time to time, (in US$) equal to:

(a)	US$75,000,000; plus;

(b)	if and when applicable, the aggregate amount of Relevant Interest accruing daily on:

(i)	the ASX Cash Consideration, from the Completion Date up to and including the date of payment of the ASX Cash Consideration; plus

(ii)	each relevant Subsequent Capital Raise Payment, from the Completion Date up to and including the relevant date of payment of that corresponding Subsequent Capital Raise Payment; plus

(iii)	each relevant Subsequent Cash Payment, from the Completion Date up to and including the relevant date of payment of that corresponding Subsequent Cash Payment; plus

(iv)	the then unpaid balance of the First Deferred Payment Balance from the Completion Date up to and including the date of payment of the First Deferred Payment Balance (noting that Relevant Interest only accrues on any unpaid balance); minus

Deed of Amendment, Consent & Covenant: CMPL Share Sale Agreement	9

(b)	the ASX Cash Consideration; minus

(c)	any Subsequent Capital Raise Payment; minus

(d)	any Subsequent Cash Payment.”

“Second Copper Price Cash Consideration means US$75,000,000.

(c)	deleting the definition of “Sunset Date” in clause 1.1 and replacing it with the following:

“Sunset Date means 28 April 2023, or such later date agreed by the Seller and the Buyer in writing.”

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(d)	inserting a new item in the table at clause 2.1 as follows:

Item	Condition Precedent	Party entitled to benefit
(f)	(Seller FIRB approval) If the Seller considers, acting reasonably, that its receipt of the Rollover Shares in accordance with clause 8.4 and, or, the receipt of any other Re-Domiciled Shares issued to it in accordance with this document may constitute a “notifiable action” for the purposes of the FIRB Act, then either:

 (i) the Treasurer (or the Treasurer’s delegate) has provided a written no objections notification to the Seller’s receipt of the Rollover Shares and, or, any other Re-Domiciled Shares, either without conditions or with conditions acceptable to the Seller (acting reasonably), acknowledging that it will not be reasonable to determine the conditions are unacceptable if they are the standard tax conditions published in section D ‘Examples of Tax Conditions’ under the subheading ‘Standard tax conditions’ in Guidance Note 12 issued by the Foreign Investment Review Board as last updated on 9 July 2021 and those standard tax conditions must be accepted by the Seller; or

	(ii) following notice of the proposed receipt of the Rollover Shares and, or, Re-Domiciled Shares by the Seller having been given to the Treasurer pursuant to a foreign investment application prepared and submitted (or to be submitted) by the Seller in accordance with the requirements of the FIRB Act and any regulations made thereunder, under the FIRB Act the Treasurer has ceased to be empowered to make any order under Part 3 of the FIRB Act because the applicable time limit on making orders and decisions under the FIRB Act has expired.	Seller
(g)	(Other Seller Regulatory Approvals) If the Seller considers, acting reasonably, that its receipt of the Rollover Shares in accordance with clause 8.4 of this document and, or, the receipt of any other Re-Domiciled Shares to be issued to it in accordance with this document (including under clause 10A(c)(ii)) will require any regulatory approvals from any Government Agency or stock exchange in connection with the Transaction (other than the Seller FIRB Approval in paragraph (f) above), the Seller obtaining such regulatory approvals on terms which are acceptable to the Seller (acting reasonably).	Seller

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(e)	inserting a new sub-clause (da) in clause 2.3, immediately following sub-clause (d), as follows:

“(da)	the Buyer must as soon as practicable provide any information reasonably requested by the Seller in connection with the preparation and submission of any foreign investment application or regulatory application to be prepared and submitted by the Seller for the purposes of satisfying the Condition Precedent at item (f) and/or (g) of clause 2.1;”

(f)	deleting clause 4.2 and replacing it with the following:

“4.2	Payment of Purchase Price

The Purchase Price will be paid as follows:

(a)	by the Buyer paying the Initial Cash Consideration on Completion in accordance with clause 8.3(a);

(b)	if and when applicable, the issue of the Rollover Shares to the Seller, in accordance with clause 8.4;

(c)	if payable, by the Buyer paying the Final Adjustment Amount and Final Adjustment Interest Amount in accordance with clause 10.6;

(d)	if and when applicable, by the Buyer or Re-Domiciled Buyer Guarantor paying the ASX Cash Consideration in accordance with clause 10A(b);

(e)	if and when applicable, by the Buyer or the Re-Domiciled Buyer Guarantor paying the First Deferred Payment Balance in accordance with clause 10A(c);

(f)	if and when applicable, by the Buyer paying the First Copper Price Cash Consideration in accordance with clause 10A(d);

(g)	if and when applicable, by the Buyer paying the Second Copper Price Cash Consideration in accordance with clause 10A(e); and

(h)	by making any other adjustments to the Purchase Price that are payable in accordance with this document.”

(g)	deleting the reference to “Cash Consideration” in clause 8.3(a) and replacing it with “Initial Cash Consideration”;

(h)	deleting clause 8.4 and replacing it with the following:

“8.4	Re-Domiciled Buyer Guarantor’s obligations at Completion

Subject to clause 8.4A, at Completion, the Re-Domiciled Buyer Guarantor must issue to the Seller 10,000,000 Rollover Shares in accordance with Schedule 10.”

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(i)	inserting the following new clause 8.4A:

“8.4A	Rollover Share Scale Back

Where:

(a)	the quantum of equity commitments available from private placements of Buyer Guarantor Ordinary Shares (irrespective of whether such commitments are conditional and/or form part of any backstop or shortfall facility) to be issued by the Re-Domiciled Buyer Guarantor to raise funds in connection with the Transaction; less

(b)	the quantum of Buyer Guarantor Shareholder Redemptions,

exceeds US$420,000,000 (such excess, the “Surplus Equity”), the Seller may at its sole discretion direct that the Re-Domiciled Buyer Guarantor scale back the number of Rollover Shares to be issued to the Seller in accordance with clause 8.4 by a number of Rollover Shares equal to the quotient obtained by dividing (x) the Surplus Equity (if any) by (y) US$10.00 and the Re-Domiciled Buyer Guarantor agrees to promptly comply with such a direction and ensure that it draws on the Surplus Equity commitments from third parties, provided that:

(a)	the Seller cannot scale back the number of Rollover Shares to be issued to the Seller to the extent that the relevant scale back would exceed the relevant quantum of Surplus Equity available to the Re-Domiciled Buyer Guarantor;

(b)	the number of Rollover Shares to be issued to the Seller (if any) must be a multiple of 100,000; and

(c)	the Seller must provide, as soon as reasonably practicable and in any event no later than 2 Business Days before the Completion Date, notice to the Re-Domiciled Buyer Guarantor of any scale back for the purposes of this clause 8.4A, setting out the number of Rollover Shares to be issued (if any) to the Seller in accordance with clause 8.4.

For the avoidance of doubt, the Seller may, at its sole discretion, elect to scale back the number of Rollover Shares to be issued to the Seller to zero (0) in circumstances where there is sufficient Surplus Equity to allow this.

The Re-Domiciled Buyer Guarantor warrants to the Seller that the issue price for the private placement of Buyer Guarantor Ordinary Shares to be issued by the Re-Domiciled Buyer Guarantor to raise funds in connection with Completion of the Transaction will be US$10.00 per share.”

(j)	inserting the following new clause 8.4B:

“8.4B	Appointment Rights

(a)	The Re-Domiciled Buyer Guarantor agrees that from time to time, for each 10% of the issued ordinary shares in the Re-Domiciled Buyer Guarantor held by the Seller and its Related Bodies Corporate, the Seller will at its sole discretion be entitled to (but not obliged to) appoint one (1) director to the board of the Re-Domiciled Buyer Guarantor.

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(b)	The Re-Domiciled Buyer Guarantor must take all reasonable steps to promptly give effect to and facilitate any appointment of a director by the Seller under clause 8.4B(a), including by negotiating and executing an appointment agreement on terms acceptable to the Seller (acting reasonably).

(c)	In the event the Seller and its Related Bodies Corporate, together, cease to hold a sufficient relevant interest in ordinary shares in the Re-Domiciled Buyer Guarantor to appoint a director(s) to the board in accordance with clause 8.4B(a), the Seller must promptly cause the resignation of such director(s) and the Re-Domiciled Buyer Guarantor may promptly remove such director(s) at its sole discretion.

(d)	Any person appointed as a director in accordance with clause 8.4B(a) must not be prohibited from acting as a director of the Re-Domiciled Buyer Guarantor under any applicable law or the rules of any relevant stock exchange.

(k)	inserting the following new clause 10A:

“10A	Deferred Consideration Payments

(a)	In this clause 10A:

"18-Month Average Copper Price” means the rolling average of the LME Cash Settlement Price for any continuous eighteen-month period with the first day of such period starting no earlier than the Completion Date.

“24-Month Average Copper Price” means the rolling average of the LME Cash Settlement Price for any continuous twenty-four-month period with the first day of such period starting no earlier than the Completion Date.

"Alternative Capital Raising” means a public offering of Re-Domiciled Shares (or any Securities, CDI, depository interest or analogous economic instrument issued by the Re-Domiciled Buyer Guarantor or any of its Related Bodies Corporate or otherwise issued in respect of Re-Domiciled Shares) in connection with:

(a)	a dual listing on any stock exchange other than ASX or NYSE; or

(b)	a capital raising which raises net cash proceeds in excess of US$10,000,000.

“ASX” means the Australian Securities Exchange operated by ASX Limited.

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“ASX Listing” means admission of the Re-Domiciled Buyer Guarantor to the official list of the ASX.

“ASX Proceeds” means the net cash proceeds (in US$) received by the Re-Domiciled Buyer Guarantor from the Initial Capital Raise.

"ASX Public Offer” means a public offering of Re-Domiciled Shares (or any Securities, CDI, depository interest or analogous economic instrument issued by the Re-Domiciled Buyer Guarantor or any of its Related Bodies Corporate or otherwise issued in respect of Re-Domiciled Shares) in connection with an ASX Listing.

“CDI” means CHESS Depository Interest.

“CHESS” means the Clearing House Electronic Sub-register System operated by ASX.

"Copper Price Payment” means either the First Copper Price Cash Consideration or Second Copper Price Cash Consideration, as applicable.

“First Copper Price Trigger” has the meaning given in clause 10A(d)(ii).

"First Target Copper Price” means US$9,370 per metric tonne.

“Initial Capital Raise” means the first to occur after Completion of an ASX Public Offer or an Alternative Capital Raising.

“LME Cash Settlement Price” means the daily official LME Cash Settlement Price for Copper Grade "A" in USD, as published on Fastmarkets MB.

"NYSE” means The New York Stock Exchange.

“Relevant Interest” means a rate of interest equivalent to the highest rate (on a like for like basis and not including “default” rates of interest) payable to any mezzanine finance investors by any Buyer Group Member during the period commencing on and from Completion such that the rate of interest mirrors the rate of interest payable to the mezzanine finance investors by any Buyer Group Member at all times.

“Second Copper Price Trigger” has the meaning given in clause 10A(e)(ii).

“Second Target Copper Price” means US$9,920 per metric tonne.

“Securities” has the meaning given in the Corporations Act.

"Subsequent Capital Raise Payment” has the meaning given in clause 10A(c)(i)(A).

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“Subsequent Cash Payment” has the meaning given in clause 10A(c)(i)(C).

“Subsequent Proceeds” means the net cash proceeds (in US$) received by the Re-Domiciled Buyer Guarantor from any ASX Public Offer or an Alternative Capital Raising occurring after the Initial Capital Raise.

“Transaction Finance” has the meaning given in clause 10A(f).

(b)	In the event and conditional on each of the following occurring:

(i)	Completion having occurred in accordance with this document; and

(ii)	the Re-Domiciled Buyer Guarantor having completed an ASX Listing and/or an Alternative Capital Raising and the ASX Proceeds having been released to the Re-Domiciled Buyer Guarantor,

the Buyer or Re-Domiciled Buyer Guarantor must pay the Seller the ASX Cash Consideration within one (1) Business Day after the date on which the ASX Proceeds become available to the Re-Domiciled Buyer Guarantor.

(c)	Subject to Completion having occurred in accordance with this document, where:

(i)	the ASX Cash Consideration received by the Seller under clause 10A(b) is less than US$75,000,000, the Buyer or the Re-Domiciled Buyer Guarantor:

(A)	must pay the Seller 50% of any Subsequent Proceeds (with each such payment being a “Subsequent Capital Raise Payment”) within one (1) Business Day after any Subsequent Proceeds become available to the Re-Domiciled Buyer Guarantor, until such time as the First Deferred Payment Balance is $0 or any First Deferred Payment Balance is paid to Seller in equity in accordance with clause 10A(c)(ii);

(B)	must not make any distribution or pay any dividends to shareholders of the Re-Domiciled Buyer Guarantor or undertake any form of capital return to shareholders (whether in specie or otherwise), buy-back of Securities, capital reduction, or any other transaction with shareholders which has a similar economic effect as any of the foregoing, until such time as the First Deferred Payment Balance is $0 or any First Deferred Payment Balance is paid to Seller in equity in accordance with clause 10A(c)(ii); and

Deed of Amendment, Consent & Covenant: CMPL Share Sale Agreement	16

(C)	may, where it would not result in a direct breach of the terms and conditions of the Transaction Finance, make cash payment(s) to the Seller in such amounts and at such times as may be permitted under the terms and conditions of the Transaction Finance (any a “Subsequent Cash Payment”) until such time as the First Deferred Payment Balance is $0 or any First Deferred Payment Balance is paid to Seller in equity in accordance with clause 10A(c)(ii); and

(ii)	the ASX Cash Consideration, any Subsequent Capital Raise Payment and any Subsequent Cash Payment received by the Seller under this document is less than First Deferred Payment Balance by the date one (1) Business Day after the day that falls on the first anniversary of the Completion Date (the “Equity Conversion Date”), the Re-Domiciled Buyer Guarantor must, issue such number of Re-Domiciled Shares to the Seller (or any Related Body Corporate of the Seller nominated by the Seller at its sole discretion) on the Equity Conversion Date or a later date, if required in order to comply with applicable law or the rules of any applicable stock exchange, as directed by the Seller in writing (at the Seller’s sole discretion) as is equal to the quotient obtained by dividing:

(A)	the then outstanding First Deferred Payment Balance; by

(B)	such number (in US$) as is equal to 70% of the volume weighted average market price of Re-Domiciled Shares over the twenty (20) trading day period prior to the Equity Conversion Date, and if at the Equity Conversion Date, the Re-Domiciled Shares (including any Securities, CDI, depository interest or analogous instrument issued by the Re-Domiciled Buyer Guarantor in respect of its Re-Domiciled Shares) are admitted to quotation on more than one (1) recognised stock exchange, the volume weighted average market price will be calculated by reference to the exchange with the largest volume of trading in Re-Domiciled Shares (in US$) over the relevant twenty (20) day trading period before the Equity Conversion Date, and the Re-Domiciled Shares to be issued to the Seller or its nominee(s) under this clause 10A(c)(ii) are to be listed and freely tradeable as soon as possible after issuance and, to the maximum extent permitted by law and the rules of any applicable stock exchange, not subject to any lock-up or escrow periods.

Deed of Amendment, Consent & Covenant: CMPL Share Sale Agreement	17

The Re-Domiciled Buyer Guarantor must ensure that it (and must procure that each Buyer Group Member) does all things necessary to obtain any regulatory and/or shareholder approvals, consents and/or waivers (including accepting and satisfying in full any conditions or undertakings attaching to any such approvals, consents and/or waivers) prior to the Equity Conversion Date so as to ensure that its obligations to issue Re-Domiciled Shares to the Seller (or its nominee(s)) under clause 10A(c)(ii) are satisfied in full.

(d)	In the event and conditional on each of the following occurring:

(i)	Completion having occurred in accordance with this document; and

(ii)	the 18-Month Average Copper Price exceeding the First Target Copper Price (the “First Copper Price Trigger”),

the Buyer must pay the Seller the First Copper Price Cash Consideration, subject to clause 10A(f), within one (1) Business Day after the day on which the First Copper Price Trigger is met.

(e)	In the event and conditional on each of the following occurring:

(i)	Completion having occurred in accordance with this document; and

(ii)	the 24-Month Average Copper Price exceed the Second Target Copper Price (the “Second Copper Price Trigger”),

the Buyer must pay the Seller the Second Copper Price Cash Consideration, subject to clause 10A(f), within one (1) Business Day after the day on which the Second Copper Price Trigger is met.

(f)	The parties acknowledge that the Buyer has sought senior, mezzanine and silver stream financing for the sole purpose of acquiring the Company and giving effect to the transactions contemplated by this document (“Transaction Finance”). To the extent the Transaction Finance would prohibit, or cause the Buyer to default on its obligations in connection with Transaction Finance, by paying a Copper Price Payment on a date earlier than the date one (1) Business Day after the earlier of any refinance of the Transaction Finance and third anniversary of the Completion Date, then:

(i)	the Buyer must use its best endeavours to seek any consent, waiver or amendment to the Transaction Finance reasonably necessary to permit it to pay the relevant Copper Price Payment in accordance with clause 10A(d) or 10A(e) (as applicable) and must pay the relevant Copper Price Payment as soon as practicable and in any event within 5 Business Days after receipt of any such consent, waiver or amendment; or

Deed of Amendment, Consent & Covenant: CMPL Share Sale Agreement	18

(ii)	failing receipt of applicable consent, waiver or amendment as contemplated in clause 10A(f)(i), and to the extent the relevant Copper Price Payment is payable but has not otherwise been paid in accordance with this document, the Buyer must pay the relevant Copper Price Payment by no later than the day one (1) Business Day after the third anniversary of the Completion Date.

(g)	For the avoidance of doubt, the First Copper Price Cash Consideration and Second Copper Price Cash Consideration are each one-time payments payable on the First Copper Price Trigger and Second Copper Price Trigger being first met in accordance with clause 10A(d) and 10A(e), respectively.

(h)	The Buyer and Re-Domiciled Buyer Guarantor must promptly provide any information reasonably requested by the Seller in connection with:

(i)	the calculation of any Relevant Interest amounts under this clause 10A(c), including copies of any mezzanine finance facilities and documents which substantiate the relevant rates and/or fees to be applied;

(ii)	ensuring the Re-Domiciled Buyer Guarantor has complied with its obligations under clauses 10A(c)(i)(C) and 10A(f)(i) or which evidence or are relevant to any refusal or objection of any lenders or financiers to payments being made under those respective clauses, including the terms and conditions of any Transaction Finance documents and any communications and/or correspondence with any lenders or parties to any of the Transaction Finance documents;

(iii)	the calculation of the volume weighted average market price under clause 10A(c)(ii)(B); and/or

(iv)	the preparation, lodgement, filing and receipt of, any regulatory and/or shareholder approvals, consents and/or waivers under clause 10A(c)(ii) including any communications or correspondence relating to any of the foregoing.

5.6	Maximum Liability

With effect on and from the date of this Deed, the Share Sale Agreement is amended, and the parties are bound by the Share Sale Agreement as amended by this clause, by inserting the words “(but only to the extent the Purchase Price has actually been paid to the Seller in cleared funds or Rollover Shares (as applicable) in accordance with clause 4.2 of this document)” after the words “Purchase Price” in each of the following instances:

(a)	clause 12.10(a)(i) of the Share Sale Agreement:

Deed of Amendment, Consent & Covenant: CMPL Share Sale Agreement	19

(b)	clause 12.10(a)(ii) of the Share Sale Agreement; and

(c)	clause 12.10(b) of the Share Sale Agreement.

5.7	No limitation

For the avoidance of doubt, nothing in the specific amendments contemplated by this clause 5 shall be interpreted to limit or otherwise restrict the general provisions of clause 4 of this Deed.

6	Accounting

6.1	Accounting Fees

(a)	In connection with, and in order to give effect to, the Transaction, the Buyer Guarantor requires auditing and accounting services to be performed by or on behalf of the Company and certain of its Related Bodies Corporate.

(b)	The Seller and its Related Bodies Corporate have engaged each of Deloitte and KPMG to perform the auditing and accounting services set out in the following engagement letters:

(i)	Letter of engagement from Deloitte Touche Tohmatsu to Mr. Nick Talintyre dated 1 April 2022 regarding “Audit of Financial Statements” (Deloitte Engagement); and

(ii)	Letter from KPMG to Jay Jools of Glencore Australia Holdings Pty Limited titled “Secondment of KPMG Personnel to Glencore Australia Holdings Pty Limited” dated 1 April 2022 (KPMG Engagement),

collectively, the “Accounting Services”.

(c)	The parties hereby acknowledge and agree to the terms of the Deloitte Engagement and the KPMG Engagement and the provision and performance of the Accounting Services thereunder.

6.2	Payment of Accounting Fees

With effect on and from the date of this Deed, each party acknowledges and agrees that:

(a)	Subject to clauses 6.2(b), 6.2(c) and 6.2(d), all costs, fees, disbursements and expenses charged or incurred prior to, on or after the date of this Deed under or in connection with the Deloitte Engagement, the KPMG Engagement and/or the provision of the Accounting Services (Accounting Fees) will be paid for by or on behalf of the Seller and/or the Company to each of KPMG and Deloitte (as applicable).

(b)	In addition to the Accounting Fees, the Buyer and the Buyer Guarantor must pay an amount equal to 10% of the aggregate amount of the Accounting Fees (Additional Fees) to compensate the Seller for its costs of financing the Accounting Fees.

Deed of Amendment, Consent & Covenant: CMPL Share Sale Agreement	20

(c)	The aggregate amount of the Accounting Fees and the Additional Fees (Relevant Amount) must be reimbursed in full by the Buyer and the Buyer Guarantor to the Seller as follows:

(i)	if all of the Conditions Precedent have been satisfied or waived in accordance with the terms of the Share Sale Agreement, the Relevant Amount (expressed as a positive number):

(A)	will be added to, and form part of, the Seller’s calculation of the Estimated Adjustment Amount; and

(B)	will be taken to have been reimbursed on the date of Completion, or

(ii)	if the Share Sale Agreement is terminated or repudiated prior to Completion occurring under the Share Sale Agreement, the Relevant Amount is immediately due and payable by the Buyer and the Buyer Guarantor to the Seller on demand from the Seller.

(d)	Any amendment or addition to the Estimated Adjustment Amount pursuant to clause 6.2(c):

(i)	is a valid amendment of the Share Sale Agreement and is made in accordance with clause 23.1 of the Share Sale Agreement; and

(ii)	may not be disputed, challenged, amended or varied by or on behalf of the Buyer under clause 10.4 of the Share Sale Agreement or any Independent Expert appointed in connection with clause 10.4 of the Share Sale Agreement.

7	Covenant

With effect on and from the Effective Time, the Re-Domiciled Buyer Guarantor covenants and undertakes to be liable to the Seller (and, to the extent the Buyer Guarantor, for any reason, continues to have any legal presence following the Effective Time upon completion of the Proposed Re-Domiciliation, the Re-Domiciled Buyer Guarantor and the Buyer Guarantor agree and undertake to be jointly and severally liable to the Seller) in respect of:

(a)	the Buyer Guarantor’s obligations and liabilities under the Share Sale Agreement and this Deed arising prior to the Effective Time; and

(b)	the Re-Domiciled Buyer Guarantor’s obligations and liabilities under the Share Sale Agreement arising on or after the Effective Time.

8	Indemnity and Contribution

(a)	With effect on and from the date of this Deed, subject to clause 8(b), and to the maximum extent permitted by the governing law of this Deed, each of the Buyer, Buyer Guarantor and the Re-Domiciled Buyer Guarantor unconditionally and irrevocably undertakes to indemnify on demand and hold harmless each Indemnified Party against any and all claims, liabilities, damages or losses (or actions or proceedings in respect thereof) arising directly or indirectly out of or in connection with:

(i)	the content, form, preparation, filing and/or distribution of any Offer Document (including any omissions, inaccuracies or misstatements or any use of manipulative or deceptive devices under or in connection with in any such Offer Document);

Deed of Amendment, Consent & Covenant: CMPL Share Sale Agreement	21

(ii)	any roadshow presentation materials in relation to the Offer made or distributed in connection with the Transaction;

(iii)	any other advertising or publicity in relation to the Offer made or distributed by or on behalf of any of the Buyer, Buyer Guarantor and the Re-Domiciled Buyer Guarantor in connection with the Transaction; and

(iv)	the allotment and issue of securities in connection with the Offer;

whether arising at law (including the U.S. Securities Exchange Act of 1934 and the U.S. Securities Act of 1933), under contract, in tort or otherwise (collectively, “Claims”).

(b)	The indemnity in clause 8(a) does not extend to and is not to be taken as an indemnity against and Claims against a relevant Indemnified Party to the extent that they result from any fraud of that relevant Indemnified Party.

(c)	If for any reason the indemnity in clause 8(a) is unavailable, unenforceable or is insufficient to fully indemnify and hold harmless an Indemnified Party under clause 8(a) (other than as a result of the operation of clause 8(b)), then each applicable Indemnified Party shall contribute to the amount paid or payable to such Indemnified Party as a result of any Claim in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and the applicable Indemnified Party, on the other hand, with respect to such Claim.

(d)	The relative fault under clause 8(c) shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact in any Offer Document relates to information supplied by the indemnifying party or the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission.

(e)	If, however, the allocation provided clause 8(d) is not permitted by the governing law of this Deed, then each indemnifying party shall contribute to the amount paid or payable by such Indemnified Party in such proportion as is appropriate to reflect not only such relative faults but also the relative benefits of the indemnifying party and the Indemnified Party as well as any other relevant equitable considerations.

(f)	The parties agree that it would not be just and equitable if any contribution pursuant to this clause 8 were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in clauses 8(d) and 8(e).

(g)	The amount paid or payable in respect of any Claim under this clause 8 shall be deemed to include any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such Claim.

9	Representations and warranties

Each party warrants to each other party that:

(a)	all necessary authorisations have been obtained to enable it to enter into this Deed;

Deed of Amendment, Consent & Covenant: CMPL Share Sale Agreement	22

(b)	it is duly incorporated and validly exists under the laws of the place of its incorporation;

(c)	it has full power and authority to enter into and perform its obligations under this Deed; and

(d)	this Deed constitutes its legal, valid and binding obligations and is enforceable against it in accordance with its terms.

No party has entered into this Deed in reliance on any warranty made by another party, or any other person on behalf of a party.

10	Notices

10.1	Method

All notices given by a party under or in connection with this Deed must be:

(a)	in writing;

(b)	signed by the party giving the notice or a person duly authorised by that party;

(c)	directed to the recipient's address or email address (as specified in clause 10.3 or as varied by any notice); and

(d)	hand delivered, sent by prepaid post or transmitted by email to that address.

10.2	Receipt

A notice given in accordance with this clause is taken as having been given and received:

(a)	if hand delivered, on delivery;

(b)	if sent by prepaid post, either:

(i)	on the day on which the relevant postal service estimates delivery will occur, or

(ii)	on the first day of the period during which the relevant postal service estimates delivery will occur,

based on the most recent estimate published by the relevant postal service as at the date on which the notice is sent; and

(c)	if transmitted by email, on transmission unless a non-transmission error is received,

but if the delivery or transmission is not on a Business Day or is after 5.30pm (recipient's time) on a Business Day, the notice is taken to be received at 9.00am (recipient's time) on the next Business Day.

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10.3	Address of parties

Unless varied by notice in accordance with this clause 10, the parties' addresses and other details are:

Party:	Buyer Guarantor
Attention:	Michael McMullen
Address:	Century House, Ground Floor, Cricket Square, P.O. Box 2238, Grand Cayman KY1-1107, Cayman Islands
Email:	[***]

Party:	Re-Domiciled Buyer Guarantor
Attention:	Michael McMullen
Address:	Century House, Ground Floor, Cricket Square, P.O. Box 2238, Grand Cayman KY1-1107, Cayman Islands
Email:	[***]

Party:	Seller
Attention:	[***]
Address:	Level 44 Gateway, 1 Macquarie Place, Sydney NSW 2000
Email:	[***]

Party:	Buyer
Attention:	Michael McMullen
Address:	Century House, Ground Floor, Cricket Square, P.O. Box 2238, Grand Cayman KY1-1107, Cayman Islands
Email:	[***]

11	General

11.1	Governing law and jurisdiction

(a)	This Deed is governed by and will be construed according to the laws from time to time in force in New South Wales, Australia.

(b)	Each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of New South Wales, Australia.

11.2	Amendments and waivers

(a)	This Deed may only be amended, or a right under this Deed may only be waived, by a written deed signed by the parties.

(b)	A single or partial exercise of a right does not preclude a further exercise of that right or the exercise of another right and failure by a party to exercise a right or delay in exercising that right does not prevent its exercise or operate as a waiver.

11.3	Continuing indemnities and survival of indemnities

Each indemnity contained in this Deed is a continuing obligation despite a settlement of account or the occurrence of any other thing, and remains fully effective until all money owing, contingently or otherwise, under an indemnity has been paid in full, and survives termination of this Deed. It is not necessary for a party to incur expense or make payment before enforcing a right of indemnity in connection with this document.

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11.4	Costs and Duty

Each party must bear their own costs arising out of the negotiation and execution of this Deed. All duty (including stamp duty and any fines, penalties and interest) payable on or in connection with this Deed and any instruments executed under any transaction evidenced by this Deed must be borne and paid by the Re-Domiciled Buyer Guarantor.

11.5	Further assurances

Each party must do all things necessary to give full effect to this Deed and the transactions contemplated by this Deed.

11.6	Entire agreement

This Deed constitutes the entire agreement between the parties in respect of its subject matter.

11.7	Counterparts

This Deed may be executed in counterparts, each signed by one or more parties to it. If so, the signed counterparts are treated as making up a single document and the date on which the last counterpart is executed is the date of the document.

11.8	No assignment or novation

Each party acknowledges and agrees that:

(a)	in accordance with Jersey law, the Buyer Guarantor merges with and is subsumed by the Re-Domiciled Buyer Guarantor at the Effective Time upon completion of the Proposed Re-Domiciliation; and

(b)	in accordance with its terms, this Deed provides for an assumption of rights, interests, obligations and liabilities by the Re-Domiciled Buyer Guarantor only,

such that:

(c)	this Deed does not constitute an assignment of the Share Sale Agreement, provided that to the extent this Deed constitutes any dealing with the rights of parties to the Share Sale Agreement other than an assignment, by executing this Deed, the parties have complied with the requirements set out in clause 23.15 of the Share Sale Agreement;

(d)	this Deed does not constitute a novation of the Share Sale Agreement such that on and from the Effective Time the Share Sale Agreement is rescinded and a new contract is formed between the relevant parties; and

(e)	the existing Share Sale Agreement will continue in force on and from the Effective Time, as amended in accordance with this Deed.

EXECUTED as a Deed

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Deed of Amendment, Consent & Covenant: CMPL Share Sale Agreement

Signing page

DATED: November 22, 2022

EXECUTED for METALS ACQUISITION CORP by:

/s/	Michael McMullen
Signature of director

MICHAEL MCMULLEN
Name of director (block letters)

EXECUTED for METALS ACQUISITION CORP by:

/s/	Michael McMullen
Signature of director

MICHAEL MCMULLEN
Name of director (block letters)

EXECUTED by Nicholas Talintyre as attorney for GLENCORE OPERATIONS AUSTRALIA PTY LIMITED (ACN 128 115 140) under power of attorney dated 16 March 2022 in the presence of:	) ) ) ) ) )
)
/s/ Jay Jools	)	/s/ Nicholas Talintyre
Signature of witness	)	Signature of attorney, by executing this
	)	document the attorney states that the
JAY JOOLS	)	attorney has received no notice of
Name of witness (block letters))		revocation of the power of attorney
)

Deed of Amendment, Consent & Covenant: CMPL Share Sale Agreement	26

EXECUTED by METALS ACQUISITION CORP. (AUSTRALIA) PTY LTD (ACN 657 799 758) in accordance with section 127(1) of the Corporations Act 2001 (Cth) by authority of its directors:		) ) ) ) ) )
)
)
/s/	Michael McMullen	)	/s/	Slobodan Vujic
Signature of director		)	Signature of director/company
		)	secretary*
		)	*delete whichever is not applicable
MICHAEL MCMULLEN		)
Name of director (block letters))			SLOBODAN VUJIC
		)	Name of director/company secretary*
(block letters)
*delete whichever is not applicable

Deed of Amendment, Consent & Covenant: CMPL Share Sale Agreement	27